UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 27, 2026

Diversified Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-41870	41-2283606

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Corporate Drive Birmingham, Alabama	35242

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (205) 408-0909
(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, par value $0.01 per share	DEC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On October 27, 2026, DP RBL Co LLC (the “Borrower”), a wholly owned subsidiary of Diversified Energy Company (the “Company”), entered into the Fourth Amendment (the “Amendment”) to the Second Amended and Restated Revolving Credit Agreement, dated as of March 14, 2025 (as previously amended, the “Credit Agreement”), with the guarantors and lenders party thereto, KeyBank National Association (“KeyBank”), as existing administrative agent, Truist Bank (“Truist”), as successor administrative agent, and the other parties thereto.

The Amendment increases the borrowing base from $900 million to $1 billion, establishes aggregate elected commitments of $1 billion, increases the aggregate maximum credit amounts from $1.5 billion to $2.5 billion, and replaces KeyBank with Truist as administrative agent and swing line lender. Pursuant to the Amendment, KeyBank is no longer a lender under the Credit Agreement. The Borrower may increase aggregate elected commitments with consenting existing or new lenders up to the borrowing base then in effect, subject to certain conditions. The Amendment provides for the modification of certain covenants, including allowing for restricted payments to the extent the pro forma trailing four quarter Net Debt to EBITDAX (in each case as defined in the Credit Agreement) ratio is less than 1.75 to 1.00  and liquidity is greater than 20% of the borrowing base then in effect and raising the cap on specified transaction-cost add-backs from 5% to 10% of EBITDAX  for any four-quarter period.

The Amendment changes the maturity date from March 14, 2029 to the earlier of October 27, 2030 and the date 91 days before the stated maturity of the 9.75% senior secured bonds due 2029 issued by Diversified Gas & Oil Corporation, a wholly owned subsidiary of the Company (the “Nordic bonds”), or certain refinancing indebtedness, if the Nordic bonds remain outstanding on that date. The Nordic bonds mature on April 9, 2029; accordingly, if they remain outstanding, the facility would mature on January 8, 2029.

The Amendment reduces interest margins by 25 basis points. Borrowings bear interest at the applicable secured overnight financing rate (“SOFR”) plus 2.50% to 3.50%, or an alternate base rate plus 1.50% to 2.50%, based on utilization of elected commitments and subject to sustainability adjustments. These margins are automatically reduced by a further 25 basis points per annum upon the issuance or incurrence by the Borrower, its restricted subsidiaries or the Company of permitted unsecured debt in an aggregate principal amount exceeding $500 million after the Amendment’s effective date.

The obligations are guaranteed by the guarantors identified in the Credit Agreement and secured, subject to specified exclusions, by liens on oil and natural gas properties and other assets of the Borrower and the guarantors and a pledge by Diversified Production LLC of the equity interests in the Borrower.

On October 26, 2026, in connection with the Amendment, DP Mustang Holdco LLC (“ABS IX”), a wholly owned subsidiary of the Company, redeemed in full its outstanding Class A and Class B asset-backed notes (the “ABS IX Notes”), with an aggregate outstanding principal amount of $62 million. The redemption was funded with borrowings under the Credit Agreement prior to the effectiveness of the Amendment. The liens securing the ABS IX Notes have been released.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1#
Fourth Amendment to Second Amended and Restated Revolving Credit Agreement, dated as of October 27, 2026, among DP RBL Co LLC, the guarantors and lenders party thereto, KeyBank National Association, Truist Bank and the other parties thereto (including Annex A thereto).

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

# Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Diversified Energy Company

November 2, 2026	By:	/s/ Benjamin M. Sullivan

Date		Benjamin M. Sullivan

Senior Executive Vice President, Chief Legal and Risk Officer and Corporate Secretary